SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[   ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

CSK AUTO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CSK AUTO CORPORATION

Notice of Annual Meeting of Stockholders

To be Held on Tuesday, June 20, 2000
At 9:00 A.M., Mountain Standard (Phoenix Local) Time

May 10, 2000

Fellow Stockholder:

      On behalf of the Board of Directors, you are cordially invited to attend the CSK Auto Corporation Annual Meeting of Stockholders to be held on Tuesday June 20, 2000 at 9:00 a.m., Mountain Standard (Phoenix local) Time, at the Ritz Carlton Hotel, 2401 East Camelback Road, Phoenix, Arizona for the following purposes:

•	Electing the thirteen directors of the Company to serve until the next annual meeting and until their successors have been duly elected and qualified;

•	Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditor for the fiscal year ended February 4, 2001;

•	Approving the annual incentive compensation terms for a senior executive; and

•	Conducting such other business as may properly come before the meeting.

      The Board of Directors recommends that you vote FOR all of the foregoing proposals. Please refer to this Proxy Statement for detailed information on each of these proposals and on the business to be transacted at the Annual Meeting. Please also find enclosed CSK Auto Corporation’s Annual Report for the fiscal year ended January 30, 2000.

      The Board of Directors has fixed April 28, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided, at your earliest convenience. If you attend the meeting, you may vote your shares in person even though you have previously signed and returned your proxy. You must have an admission ticket to attend, and procedures for requesting that ticket are detailed on page 2 of this Proxy Statement.

      A list of all Stockholders of record entitled to vote at the Annual Meeting will be open to examination, for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten (10) days prior to the Annual Meeting, at the principal executive office of CSK Auto Corporation at 645 East Missouri Avenue, Phoenix, Arizona 85012. This list will also be available for examination throughout the Annual Meeting.

      We look forward to you attending either in person or by proxy.

Sincerely yours,

/s/ Maynard Jenkins

Maynard Jenkins
Chairman

[CSK AUTO LOGO]

CSK Auto Corporation

645 East Missouri Avenue

Phoenix, AZ 85012

PROXY STATEMENT

       This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CSK Auto Corporation (“CSK” or the “Company”) for use in voting at the Annual Meeting of Stockholders to be held at the Ritz Carlton Hotel in Phoenix, Arizona on Tuesday, June 20, 2000, at 9:00 a.m. Mountain Standard (Phoenix Local) Time, and at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the attached notice. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or telephone us at the number indicated on the enclosed proxy card and the shares represented thereby will be voted in accordance with your wishes.

      Our principal executive office is located at 645 East Missouri Avenue, Phoenix, Arizona 85012. We can be reached by telephone at (602) 265-9200. This Proxy Statement, the accompanying proxy card, and the Company’s Annual Report for the fiscal year ended January 30, 2000 (“fiscal 1999”) are first being mailed on or about May 10, 2000 to our stockholders of record as of April 28, 2000.

Matters to be Considered at the Annual Meeting

      At the Annual Meeting, you will be asked to consider and vote on the proposals described in this Proxy Statement and on any other business which properly comes before the Annual Meeting. With respect to any matter to come before the meeting, you or your authorized proxy holder will be entitled to one vote for each share of common stock that you owned as of April 28, 2000, the record date for the Annual Meeting. As of April 28, 2000, there were 27,837,558 shares of CSK Auto Corporation common stock outstanding.

      The following is a brief summary of the proposals to be introduced at the Annual Meeting by the Company. This summary is not intended to be a complete statement of all material features of the proposals and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement.

  Proposal 1

      Proposal 1 concerns the election of a board of thirteen directors, all of whom are currently serving on the Board of Directors.

  Proposal 2

      Proposal 2 concerns ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor.

  Proposal 3

      Proposal 3 concerns the approval of the annual incentive compensation terms for a senior executive.

Voting and Attendance

  Voting at the Annual Meeting

      In order to obtain a quorum (the minimum number of Stockholders required to take valid action) at the Annual Meeting, holders of a majority of the issued and outstanding shares of common stock of CSK Auto Corporation entitled to vote must attend, either in person or by proxy. In accordance with Delaware law, if a stockholder abstains from voting on an action, that stockholder’s shares will still be counted for determining whether the requisite number of stockholders attended the meeting. If a broker does not vote on any particular action because it does not have the authority to do so, but does vote on other actions, the shares will still be counted for determining whether the requisite number of stockholders attended the meeting.

      All actions to be taken at the Annual Meeting, including the election of directors, shall be decided by an affirmative vote of the holders of a majority of shares of common stock issued and outstanding. As a result, any shares not voted (whether by abstentions, broker non-vote or otherwise) have the effect of a vote “AGAINST” such actions.

      All valid proxies received pursuant to this solicitation will be voted in accordance with the instructions specified in the proxy. If no such instructions have been specified, the shares will be voted “FOR” each of the Company’s nominees for election to the Board of Directors and “FOR” each of the other matters discussed in this Proxy Statement.

      We do not know of any matters to be acted upon at the meeting other than those discussed in this Proxy Statement. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the solicited proxy to vote on such matters in accordance with their judgment as to the best interests of the Company.

      Any stockholder who has executed and returned a proxy and who for any reason desires to revoke such proxy may do so at any time before the proxy is exercised (i) by delivering written notice prior to the Annual Meeting to the Secretary of the Company at the above address, (ii) by voting the shares represented by such proxy in person at the Annual Meeting, or (iii) by giving a later dated proxy at any time before the voting. Attendance at the Annual Meeting, will not, by itself, revoke a proxy.

  Voting in Person

      If you wish to attend the Annual Meeting in person, you must have an admission ticket. Advance ticket requests must be submitted in writing and received by CSK Auto Corporation on or before June 13, 2000. No advance ticket requests will be processed after that date. Submit advance ticket requests to Lon Novatt, Secretary, by mail at 645 East Missouri Avenue, Phoenix, Arizona 85012. Tickets will be available at the door for stockholders of record on the record date and for such stockholders’ authorized proxy holders. Each stockholder of record on the record date, or such stockholder’s authorized proxy holder, is entitled to bring one guest.

  Voting by Proxy

      If you properly execute the enclosed proxy card and return it in time for the Annual Meeting, your proxy will be considered validly given. CSK Auto Corporation is also offering stockholders the opportunity to vote by telephone. Instructions for stockholders interested in using this method to vote are set forth in the enclosed proxy materials.

Expenses of Solicitation

      The costs of solicitation of proxies will be borne by the Company. Such costs include preparation, printing, and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed proxy card and the Company’s Annual Report on Form 10-K for fiscal 1999, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may include telephone, facsimile or oral communications by directors, officers, or regular employees of the Company acting without special compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

      The thirteen individuals named in the table below are our nominees for election to the Board of Directors. Each of the nominees currently serves on our Board of Directors. Our directors are elected for terms of one year and will hold office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified. At the Annual Meeting, all directors will be elected to serve until the 2001 Annual Meeting of Stockholders.

      Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. Should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the solicited proxy will vote for the election of such other person as may be designated by the Board of Directors.

      The nomination and election of directors is subject to the provisions of a stockholders’ agreement. As of April 28, 2000, the Company and stockholders owning approximately 43% of our outstanding common stock were party to this stockholders’ agreement. This stockholders’ agreement provides that a group of companies affiliated or associated with Investcorp S.A. (the “Investcorp Group”) is entitled to nominate a majority (currently seven) of our nominees for the Board of Directors and The Carmel Trust (“Carmel”) and its affiliates (collectively with Carmel, the “Carmel Group”) are entitled to nominate the remainder of the nominees. In addition, each of the parties to the stockholders’ agreement has agreed to vote all of its shares in favor of each of the persons nominated to the Board of Directors by the other parties. A more complete description of this stockholders’ agreement is contained in this Proxy Statement under the caption “Certain Relationships and Related Transactions.”

Nominees for Director

      The following table sets forth each nominee’s name, age as of April 28, 2000, and position with the Company. A brief account of his business experience follows.

Name	Age	Position

Maynard Jenkins	57	Chairman, Chief Executive Officer and Director

John F. Antioco	50	Director

Mamoun Askari	36	Director

James Bazlen	50	Director

James O. Egan	51	Director

Morton Godlas	77	Director

Charles K. Marquis	57	Director

Christopher J. O’Brien	41	Director

Robert Smith	62	Director

Christopher J. Stadler	35	Director

Jules Trump	56	Director

Eddie Trump	54	Director

Savio W. Tung	48	Director

      The affirmative vote of the holders of a majority of shares of common stock issued and outstanding is required to elect the Company’s nominees for the Board of Directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE COMPANY’S NOMINEES FOR THE BOARD OF DIRECTORS NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY CARD.

      Maynard Jenkins became our Chairman of the Board and Chief Executive Officer in January 1997. Prior to joining us, Mr. Jenkins served for 10 years as President and Chief Executive Officer of Orchard Supply Hardware, a specialty retailer with 65 stores in California that was acquired by Sears, Roebuck & Co.

Mr. Jenkins’ 35 years of retail management experience also includes two years as President and Chief Operating Officer of Pay ’N’ Save and 15 years at Gemco where, among other positions, he was Vice President and General Merchandise Manager.

      John F. Antioco became one of our directors in June 1998. Mr. Antioco has served as Chairman and Chief Executive Officer of Blockbuster Entertainment since June 1997. Mr. Antioco was President and Chief Executive Officer of Taco Bell Corporation from October 1996 to June 1997. Prior to joining Taco Bell, Mr. Antioco served as Chairman and Chief Executive Officer of The Circle K Corporation for approximately six years. Mr. Antioco began his career with the Southland Corporation, where he held various executive positions during his twenty-six year tenure there. Mr. Antioco is a director of Main Street and Main Incorporated.

      Mamoun Askari became one of our directors in May 2000. Mr. Askari has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1990. Prior to joining Investcorp, Mr. Askari was an Associate with Deloitte, Haskins & Sells.

      James Bazlen became one of our directors in June 1994. Mr. Bazlen served as our President and Chief Operating Officer from June 1994 until his retirement in April 2000 from day-to-day operations. Prior to his June 1994 promotion to President and Chief Operating Officer, Mr. Bazlen was our Vice Chairman and Chief Financial Officer from June 1991, one of our directors from November 1989 through June 1992 and also served as Senior Vice President of The Trump Group, a private investment group, from March 1986. Prior to joining The Trump Group in 1986, Mr. Bazlen served in various executive positions with General Electric Company and GE Capital for thirteen years.

      James O. Egan became one of our directors in April 1999. He has been an executive officer of Investcorp or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Egan was a partner in the accounting firm of KPMG from October 1997 to December 1998. Prior to that, Mr. Egan served as Senior Vice President and Chief Financial Officer of Riverwood International, a paperboard, packaging and machinery company from May 1996 to August 1997. Prior to that, he was a partner in the accounting firm of Coopers & Lybrand L.L.P. (now PricewaterhouseCoopers LLP). Mr. Egan is a director of Harborside Healthcare Corporation, Werner Holding Co. (DE), Inc. and Werner Holding Co. (PA), Inc.

      Morton Godlas became one of our directors in October 1998. Mr. Godlas has been a consultant to the retail industry since retiring from Lucky Stores, Inc. in 1982 as a Corporate Senior Vice President. During his tenure with Lucky Stores, the presidents of both Kragen Auto Supply and Checker Auto reported to Mr. Godlas. Prior to his service with Lucky Stores, Mr. Godlas held various executive positions with Gemco over a twelve-year period.

      Charles K. Marquis became one of our directors in April 1999. He has been an executive of Investcorp or one or more of its wholly-owned subsidiaries since January 1999. Prior to joining Investcorp, Mr. Marquis was a partner in the law firm of Gibson, Dunn & Crutcher LLP, primary outside counsel to the Company since October 1996. Mr. Marquis is a director of Harborside Healthcare Corporation, Tiffany & Co., Werner Holding Co. (DE), Inc. and Werner Holding Co. (PA), Inc.

      Christopher J. O’Brien became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since December 1993. Prior to joining Investcorp, Mr. O’Brien was a Managing Director of Mancuso & Company for four years. Mr. O’Brien is a director of Carter Holdings, Inc., Harborside Healthcare Corp., Nationsrent, Inc. and The William Carter Company.

      Robert Smith became one of our directors in October 1996. Mr. Smith is a Protector of The Carmel Trust. Mr. Smith has served as President of Newmark Capital Limited, a private investment and consulting company since March 1992. Mr. Smith also serves as Chairman and Chief Executive Officer of Carmel Investment Fund.

      Christopher J. Stadler became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since April 1, 1996. Prior to joining

Investcorp, Mr. Stadler was a Director with CS First Boston Corporation. Mr. Stadler is a director of Carter Holdings, Inc., Werner Holding Co. (DE), Inc., Werner Holding Co. (PA), Inc. and The William Carter Company.

      Jules Trump was our Chairman of the Board from December 1986 until January 27, 1997, our Chief Executive Officer from March 1990 until January 27, 1997, and has been one of our directors since December 1986. Mr. Trump has also served as Chairman or Co-Chairman of The Trump Group since February 1982. Jules Trump is Eddie Trump’s brother.

      Eddie Trump became one of our directors in July 1994. Mr. Trump previously served as one of our directors from December 1986 until July 1992. Since February 1982, Mr. Trump has served as President or Co-Chairman of The Trump Group. Eddie Trump is Jules Trump’s brother.

      Savio W. Tung became one of our directors in October 1996. He has been an executive of Investcorp, its predecessor or one or more of its wholly-owned subsidiaries since September 1984. Mr. Tung is a director of Werner Holdings Co. (DE), Inc.

Board Meetings and Committees

      The Board of Directors held five (5) meetings in fiscal 1999. Messrs. Antioco and O’Brien attended fewer than 75% of the meetings of the Board of Directors and of the committees on which they served, if any, in fiscal 1999.

      Our Board of Directors has two standing committees, a Compensation Committee and an Audit Committee. The functions of these committees are described below. Our Board of Directors has not established a nominating committee.

      The Audit Committee is responsible for reviewing our accounting controls and recommending to our Board of Directors the engagement of our independent auditor and discussing with the independent auditor its audit procedures, including the proposed scope and timing of the audit. In addition, the Audit Committee meets with management, our internal auditor and our independent auditor to consider the adequacy of our internal controls and our financial reporting in light of the audit results and accompanying management letters. The Audit Committee also reviews the auditor’s fees and services and in general endeavors to ensure the independence of the auditor. The current members of our Audit Committee are Messrs. Antioco, Egan, Godlas and Smith. The Audit Committee held two (2) meetings during fiscal 1999.

      The Compensation Committee is responsible for reviewing and approving the amount and type of consideration to be paid to our senior management, including our Chief Executive Officer and Chief Operating Officer. The Compensation Committee also reviews the compensation and employee benefits paid to our other employees. In addition, the Compensation Committee administers the Company’s 1996 Executive Stock Option Plan, 1996 Associate Stock Option Plan, 1999 Employee Stock Option Plan, Directors Stock Plan and 2000 Senior Executive Stock Loan Program. The current members of our Compensation Committee are Messrs. Antioco, Egan, Godlas, Smith and Stadler. The Compensation Committee held three (3) meetings during fiscal 1999.

Compensation of Directors

      Directors who are currently associated with the Investcorp Group or the Carmel Group do not receive any compensation for serving as directors. Directors who are currently officers of the Company do not receive any additional compensation for serving as directors.

  The Directors Stock Plan and Policy

      As part of an effort to attract, retain and motivate qualified individuals to serve on our Board of Directors, our Board of Directors adopted the CSK Auto Corporation Directors Stock Plan (the “Directors Plan”) in June 1998, and our stockholders approved it at last year’s annual meeting. This plan permits the Board of

Directors to issue stock options, restricted stock or stock appreciation rights to directors who are not employees of the Company.

      In order to ensure consistent reimbursement and compensation of our outside directors, including the application of the Directors Plan, in October 1998 our Board of Directors adopted an outside director compensation policy. Only Messrs. Antioco and Godlas are currently compensated under this policy. This policy provides for an annual stipend of $25,000, at least $10,000 of which must be paid in the form of restricted stock grants pursuant to our Directors Plan. The annual stipend is pro rated from the time of the director’s election to the proposed date for our next annual meeting of stockholders. Awards of restricted stock are valued at fair market value at the close of business on the date immediately prior to the date of the grant. As of April 28, 2000, we have granted 3,050 shares of restricted common stock under the Directors Plan.

      The outside director compensation policy also provides for a cash stipend of $1,500 for attending each meeting of our Board of Directors and any meeting of a committee that is not held in conjunction with a meeting of the whole Board. We also reimburse our outside directors for the costs of attending Board of Directors meetings.

Compensation Committee Interlocks and Insider Participation

      No current member of our compensation committee is one of our executive officers or employees. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Certain Relationships and Related Transactions

  Transactions with Related Parties

      From time to time we have entered into real property leases with related parties.

•	In October 1989, we entered into a nine year lease (the “Initial Lease”) for our corporate headquarters in Phoenix, Arizona, with an unaffiliated landlord. During January 1994, Missouri Falls Holdings Corp., an affiliate of Carmel, acquired an interest in the partnership (“Missouri Falls Partners”) which acquired the building and assumed the lease between us and the former landlord. In October 1996, we extended the Initial Lease through October 2006. The lease relates to approximately 78,577 square feet and provides for a current base rent of approximately $1,490,000 per year. We are currently negotiating an extension of the term of the Initial Lease.

•	In April 1995, we assumed a lease (the “Subsequent Lease”) between a former tenant and Missouri Falls Partners for approximately 11,683 square feet of additional office space at our corporate headquarters. In October 1996, we extended the Subsequent Lease through October 2006. At its originally scheduled termination as of April 1998, rent under the Subsequent Lease increased to the same per square foot rent as is charged under the Initial Lease to a total annual rent of $221,510. We are currently negotiating an extension of the term of the Subsequent Lease.

•	We had leased approximately 5,754 square feet of additional space at the above premises for annual rent of $106,449 under three separate lease documents with expiration dates of February 2000 and March 2000. In February the lease of 1,533 square feet expired and we turned over possession of the premises to the Landlord. We have extended the lease for 925 square feet until July 31, 2000. The remaining lease of 3,296 square feet has been extended until October 2006 with annual rent of $65,920.

•	We have leased approximately 15,787 square feet of additional space at the above premises for an annual rent of $307,363, under two separate lease documents both with expiration dates of October 2006. We also have an option to lease an additional 4,868 square feet with an annual rent of $102,228.

•	We also lease from MFP Holdings, LLC, an affiliate of Carmel, a parking lot adjacent to our corporate headquarters for an annual rental of $62,506 under a separate lease which expires in October 2006.

      From time to time, we have entered into sale-leaseback or other financing arrangements with related parties.

•	Beginning in October 1995, we entered into a series of sale-leaseback transactions with Transatlantic Realty, Inc. (“Realty”), another affiliate of Carmel, for various real property and fixtures. The total funding provided by Realty in these transactions through January 30, 2000 was approximately $33.1 million (of which $27.3 million was for real property and $5.8 million was for fixtures). This amount represented our cost of such assets. We have replaced approximately $27.3 million of the real property sale-leasebacks and $5.3 million of the fixture sale-leasebacks with similar arrangements with unrelated third parties. As of January 30, 2000, there were approximately $0.5 million of fixture sale-leasebacks remaining in this facility. We intend to continue to replace such sale-leasebacks and have agreed to use our best efforts to do so.

•	Beginning in October 1996, we entered into a series of sale-leaseback transactions with Transatlantic Leasing, Inc. (“Leasing”), another affiliate of Carmel, for certain real property. The terms of the leases under the facility with Leasing were set in arm’s-length negotiations. As of January 30, 2000, the net funding provided by Leasing in these transactions was approximately $0.9 million. In October 1997, we established a new sale-leaseback facility and we terminated the facility with Leasing.

      We believe that the terms of the transactions with affiliated parties described above in this section were no less favorable to us than terms that may have been available from independent third parties at the time of the applicable transaction.

      In connection with his engagement as Chief Executive Officer, we loaned Mr. Jenkins $550,000, which he used to finance the purchase of the new home required as a result of his relocation. This loan was to mature in 1999 and bear interest at a rate of 4.545%. This loan was authorized by the Board of Directors prior to the commencement of Mr. Jenkins’ employment. In September 1999, we agreed to forgive $300,000 principal amount of the loan on November 1, 1999 and $250,000 principal amount, together with approximately $18,000 accrued and unpaid interest thereon on February 1, 2000, provided that Mr. Jenkins remained employed on such date (unless his failure to remain employed was caused by our termination of his employment).

  Stockholders’ Agreement

      At the time of our recapitalization in October 1996, each of our stockholders at the time (the “Agreeing Stockholders”), the Company and CSK Auto, Inc. entered into a stockholders’ agreement which restricts the transfer of shares of common stock held by those stockholders. The stockholders’ agreement also entitles the Agreeing Stockholders to certain rights regarding the transfer of their shares and corporate governance. Any party who purchased Shares from the Agreeing Stockholders became party to the stockholders’ agreement as well. In addition, in December 1997, upon the purchase of newly issued common stock, Transatlantic and South Bay Limited, an affiliate of Investcorp, and their subsequent transferees, became party to the stockholders’ agreement.

      Transfer Restrictions. When any Agreeing Stockholder desires to sell its shares, the stockholders’ agreement provides that we and each of the other Agreeing Stockholders have a “right of first refusal” on those shares. Any proposed sales or other transfers of shares by any Agreeing Stockholder will be subject to the first right of the Company and each of the other Agreeing Stockholders to purchase such offered shares on the same terms and conditions as the proposed third-party sale, except (1) in the case of transfers to affiliates and certain family members (“Permitted Transferees”), (2) pursuant to a registered public offering or (3) pursuant to Rule 144 under the Securities Act. Any Agreeing Stockholder wishing to sell any of its shares, whether or not it has received a third-party offer, may offer to sell those shares to us and the other Agreeing Stockholders on terms and conditions established by the selling Agreeing Stockholder. In the event that we and/or the other Agreeing Stockholders do not purchase the shares, the selling Agreeing Stockholder may sell the shares to third parties on terms and conditions specified in the stockholders’ agreement.

      The stockholders’ agreement also provides the Original Investcorp Group and the Original Carmel Group (each as defined below) with “Drag-Along” rights. If members of the Original Investcorp Group or the Original Carmel Group were to desire to sell all of their Shares to an unaffiliated third-party who has offered to acquire all of our outstanding shares, then the selling Agreeing Stockholders would have the right to require each of the other Agreeing Stockholders to sell all of their Shares in the same transaction and upon the same terms and conditions; provided that the other Agreeing Stockholders would have the right to purchase, and/or have us purchase, from the selling Agreeing Stockholders all of the shares held by the selling Agreeing Stockholders upon the terms and conditions of the third-party offer. For these purposes, the “Original Investcorp Group” shall mean the members of the Investcorp Group (except South Bay and its transferees) and each of their Permitted Transferees; the “Original Carmel Group” shall mean Carmel and each of its Permitted Transferees; the “Investcorp Group” shall mean the members of the Investcorp Group and each of their respective transferees and subsequent transferees; and the “Carmel Group” shall mean Carmel, Transatlantic and each of their transferees and subsequent transferees.

      The stockholders’ agreement also provides Agreeing Stockholders with “Tag-Along Rights.” If any Agreeing Stockholder (the “Proposed Transferor”) proposed to transfer any Shares (other than to Permitted Transferees, or pursuant to a registered public offering or under Rule 144) to any person (the “Proposed Purchaser”), each of the other Agreeing Stockholders would have the right to require the Proposed Purchaser to purchase a pro rata portion of its shares, and the Proposed Transferor would have to make a corresponding reduction in the number of its Shares to be purchased. Each Agreeing Stockholder also has preemptive rights under certain circumstances to acquire a portion of any additional Shares we offer at any time, other than in connection with a public offering and certain non-cash issuances, in order to enable such Agreeing Stockholder to maintain its percentage equity ownership.

      The stockholders’ agreement also contains “Buy-Sell” provisions. Members of the Investcorp Group or the Carmel Group have the right to offer all of their shares for sale to the other Agreeing Stockholders who are members of the other group at a price established by the offering Agreeing Stockholders. If the Company and/or the offeree Agreeing Stockholders do not purchase the offered shares, the offering Agreeing Stockholders must then purchase all of the shares held by the members of the other group at the price first offered by the offering Agreeing Stockholders.

      Registration Rights. Pursuant to the stockholders’ agreement, the Agreeing Stockholders have demand registration rights (“Demand Rights”) and piggy-back registration rights (“Piggy-back Rights”). The Demand Rights entitle the Agreeing Stockholders to require us to register all or any of the unregistered shares held by the exercising Agreeing Stockholders. The Investcorp Group as a whole may exercise Demand Rights up to four times. The Carmel Group as a whole may also exercise Demand Rights up to four times. The Piggy-back Rights entitle the Agreeing Stockholders, at any time that we propose to sell any equity securities in a transaction registered under the Securities Act, to include a portion of their unregistered stock in such offering. In connection with the registered offering of our common stock in December 1998, the Investcorp Group exercised one of its Demand Rights and the Carmel Group agreed that the next registered offering of common stock by both the Investcorp Group and the Carmel Group that is made pursuant to an exercise of Demand Rights shall be deemed to be pursuant to an exercise by the Carmel Group.

      The stockholder’s agreement provides that the Agreeing Stockholders will agree to restrictions on their ability to sell or otherwise transfer their shares for 90 days following certain registered public offerings by the Company.

      Election of Directors. The stockholders’ agreement provides that the Investcorp Group will have the right to nominate a majority of the members of our boards of directors of the Company, CSK Auto, Inc. and their respective subsidiaries so long as it holds a greater number of shares than the Carmel Group, and the Carmel Group will have the right to nominate a majority of the members of such boards of directors during any period in which the Carmel Group holds a greater number of shares. Pursuant to the stockholders’ agreement, each of the Agreeing Stockholders agrees to vote all of its shares in favor of each of the persons nominated to such boards by each group.

      Termination. The stockholders’ agreement, other than the registration rights provisions, will terminate after either the Investcorp Group or the Carmel Group holds less than the lesser of (1) 5% of the then current voting power or (2) 10% of the voting power held by such group at the time of our 1996 recapitalization.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies

      The Compensation Committee establishes compensation guidelines and targets based upon the performance of CSK Auto Corporation and individual executive officers. Compensation ranges are established through periodic evaluation of the duties and responsibilities assigned to employees of various positions and a review of the compensation paid in the general market for persons with the same or similar skills, training and ability, performing similar duties. We periodically adjust salary ranges based upon duties performed, business growth, general economic conditions of the Company and comparable wages and salaries. The Compensation Committee’s goal is to establish a compensation program that:

•	Links the interests of management and stockholders;

•	Links executive compensation with long-term CSK performance; and

•	Attracts and retains executives of high caliber and ability.

      For fiscal 1999, the Company’s compensation program consisted of base salary, an incentive bonus plan, stock option plans and a retirement plan. The Compensation Committee believes this compensation program was a significant factor contributing to our success this past year.

  Base Salary

      Each year the Compensation Committee reviews base salaries of individual executive officers and their salary ranges. In determining adjustments to base salary and salary ranges for a particular year, the Compensation Committee may rely on consultant surveys regarding salaries and other short-term compensation at comparable companies. In making salary adjustments, the Compensation Committee also makes subjective determinations regarding the performance of individual officers.

  Incentive Bonus Plan

      Under the plan, the Compensation Committee establishes bonuses based on budgeted goals set at the outset of the year relating to net income and diluted earnings per share as adjusted for extraordinary items and one time charges. In the early part of each fiscal year, the Compensation Committee establishes minimum and maximum bonuses with a sliding scale based on achievement of financial results for such year. For fiscal 1999, the plan provided for awards ranging from 10% to 140% of year-end salary based upon the Company’s financial performance, with the Compensation Committee having discretion to award a higher amount under special circumstances.

  Stock Option Plans

      In fiscal 1999, Mr. Jenkins and Mr. Bazlen received grants of stock options under our stock option plans. Prior to fiscal 1999, stock option grants had been made to these individuals pursuant to separate agreements governing the relevant grant. At the end of fiscal 1999, including prior grants, Mr. Jenkins had options for 766,542 shares of common stock, 234,971 of which had vested and Mr. Bazlen had options for 375,837 shares of common stock, of which 188,048 had vested.

      During fiscal 1999, our Vice Presidents, Senior Vice Presidents and Executive Vice President were eligible to participate in our 1996 Executive Stock Option Plan and our 1999 Employee Stock Option Plan. As of January 30, 2000, we had granted options to purchase 607,707 shares under the Executive Plan, net of exercises and cancellations, with exercise prices ranging from $12.04 to $32.25 per share and options to purchase 136,900 shares under the Employee Plan, with an exercise price of $14.00 per share to our Vice Presidents and more senior officers. A portion of all options granted under the Executive Plan prior to the end of fiscal 1998 were subject to performance vesting based on our operating results during the first four years of the option term.

      Our remaining employees are eligible to participate in our 1996 Associate Stock Option Plan, as well as the Employee Plan. As of January 30, 2000, we had granted options to purchase 878,455 shares under the Associate Plan, net of exercises and cancellations, with exercise prices ranging from $12.04 to $36.53 per share and options to purchase 396,120 shares under the Employee Plan, with exercise prices ranging from $13.09 to $29.88 per share to these employees.

  Retirement Plan

      The Company sponsors the CSK Auto, Inc. Retirement Program, a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Participation in the retirement program is voluntary and available to any employee who is 21 years of age and who has worked for us for more than one year. The Company has historically elected to match a portion of a participant’s contributions to this plan.

CEO and President Compensation

  Base Salary and Incentive Bonus

      The Company has employment agreements with each of Messrs. Jenkins and Bazlen. Pursuant to his employment agreement, the Company paid Mr. Jenkins an annual base salary of $650,000 for fiscal 1999 and a bonus of $812,500. Pursuant to Mr. Bazlen’s employment agreement, which was terminated as of April 1, 2000, in connection with Mr. Bazlen’s retirement from day-to-day operations, the Company paid Mr. Bazlen an annual base salary of $485,000 and a bonus of $606,250 for fiscal 1999. The bonus amounts paid to these senior executives are tied to the Company’s financial performance. In fiscal 1999, the Company’s earnings per share, excluding one-time charges, exceeded targets established by the Compensation Committee during the first quarter of fiscal 1999, which entitled these senior executives to annual bonuses equal to 125% of their base salaries for the fiscal year.

  Other Compensation

      In recognition of Mr. Jenkins’ role in the three successful business acquisitions that we completed this year, we amended Mr. Jenkins’ employment agreement to forgive a portion of the $550,000 loan that we extended to him in 1997 in connection with his relocation to join CSK.

  Stock Options

      During fiscal 1999, Mr. Jenkins was granted options to purchase 108,000 shares of our common stock, and Mr. Bazlen was granted options to purchase 76,500 shares of our common stock.

  Compliance with Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies to the extent that compensation paid to the corporation’s chief executive officer and each of the four other most highly compensated officers in any single fiscal year exceeds $1 million. Certain compensation, including “performance-based” compensation meeting the requirements of Section 162(m), is excluded from the determination as to whether the $1 million threshold has been reached with respect to a particular employee. During fiscal 1999, all members of our Compensation Committee were, as required by Section 162(m) “outside” directors, and the Compensation Committee complied with the requirements of Section 162(m) with respect to the Company’s incentive bonus plan for Messrs. Jenkins and Bazlen and with respect to the Company’s stock and option plans generally.

Respectfully Submitted,

Compensation Committee

John F. Antioco
James O. Egan*
Morton Godlas
Robert Smith
Christopher J. Stadler

*Mr. Egan joined the Compensation Committee in April 2000.

EXECUTIVE OFFICERS

      The following table sets forth the name, age as of April 28, 2000, and position of each of our executive officers. Below the table appears a brief account of each executive officer’s business experience, other than Mr. Jenkins, whose background is described above under the caption “Election of Directors.” Our executive officers also have the same titles at our subsidiary, CSK Auto, Inc.

Name	Age	Position

Maynard Jenkins	57	Chairman, Chief Executive Officer and Director

Martin Fraser	45	President and Chief Operating Officer

Paul Lehr	53	Executive Vice President — Commercial Operations

Larry Buresh	56	Senior Vice President and Chief Information Officer

Brian Gagan	44	Senior Vice President — Human Resources

Lon Novatt	39	Senior Vice President — Real Estate, General Counsel and Secretary

Dale Ward	50	Senior Vice President — Store Operations

Don Watson	44	Senior Vice President, Chief Financial Officer and Treasurer

      Martin Fraser became our President and Chief Operating Officer on April 1, 2000. Prior to that Mr. Fraser served as Executive Vice President from November 1, 1999 to March 31, 2000. Prior to that, Mr. Fraser served as our Senior Vice President — Merchandising and Distribution beginning in October 1997. Prior to that, Mr. Fraser had been our Vice President of Distribution and Replenishment since August 1995. From September 1989 to August 1995, he served in several executive positions, including Vice President of Logistics and Vice President — Inventory Management.

      Paul Lehr became our Executive Vice President — Commercial Operations in February 2000. Prior to that, Mr. Lehr was Chief Executive Officer and President of “The Parts Plus Group, Inc.,” a $300 million auto parts distribution business, from July 1997 to February 2000. From 1980 to 1997 Mr. Lehr was President of Motor Age, Inc., a $75 million wholesale distributor of automotive aftermarket parts. Mr. Lehr was a member of the Executive Board of “Parts Plus,” one of the largest automotive aftermarket purchasing and marketing program distribution associations, from 1988-1999 and served as Chairman in 1994 and 1995. Mr. Lehr also co-founded Wrenchead.com, an internet distributor of auto parts.

      Larry Buresh became our Senior Vice President and Chief Information Officer in November 1998. Prior to that, Mr. Buresh was Vice President and Chief Information Officer of Chief Auto Parts, Inc. from 1995 to November 1998. From 1994 to 1995, Mr. Buresh was Senior Director of Central Information Services for Sears, Roebuck & Co. From 1986 to 1994, Mr. Buresh was Vice President and Chief Information Officer of Frank’s Nursery & Crafts, Inc. Prior to that, Mr. Buresh was Vice President of Management Information Services for Ben Franklin Stores Company.

      Brian Gagan became our Senior Vice President of Human Resources in March 2000. For eight years prior to his appointment Mr. Gagan was the President of Leadership Strategics, a management consulting firm specializing in organizational and human productivity and financial performance, which he founded. Prior to that, he had held Vice President of Human Resources positions with Lifetouch Portrait Studios, Blockbuster Entertainment, and Distron, a subsidiary of The Pillsbury Company.

      Lon Novatt became our Senior Vice President — Real Estate, General Counsel and Secretary in June 1997. Prior to that, Mr. Novatt was our Vice President — Legal, General Counsel and Secretary since December 1995. From March 1994 to November 1995, Mr. Novatt was Senior Counsel for Broadway Stores, Inc., a department store chain. From October 1985 to February 1994, Mr. Novatt was with the Los Angeles law firm of Freeman, Freeman & Smiley where he was a partner from January 1992 to February 1994.

      Dale Ward became our Senior Vice President — Store Operations in March 1997. Prior to that Mr. Ward served as Executive Vice President and Chief Operating Officer of Orchard Supply Hardware since

April 1996. Mr. Ward served as President and Chief Executive Officer of F&M Super Drug Stores, Inc., a drugstore chain, from 1994 to 1995. He also served as President and Chief Executive Officer of Ben Franklin Stores, Inc., a variety and craft store chain, from 1988 to 1993 and as Chairman of Ben Franklin Crafts Inc., a craft store chain, from 1991 to 1993.

      Don Watson became our Senior Vice President, Chief Financial Officer and Treasurer in December 1997. Prior to that Mr. Watson had been our Vice President — Finance, Controller and Treasurer since April 1993. From June 1988 to March 1993, he was our Vice President and Controller.

Executive Compensation

      Our Company is a holding company with no business operations of its own; all of its business is conducted through its wholly-owned subsidiary, CSK Auto, Inc. The officers of the Company receive their compensation from CSK Auto, Inc. and receive no additional compensation in their capacities as officers of the Company.

      The following table sets forth information concerning the annual and long-term compensation earned in fiscal 1997, fiscal 1998 and fiscal 1999 by the most highly compensated executive officers of CSK Auto, Inc. (the “Named Executive Officers”):

EXECUTIVE COMPENSATION TABLE

				Long-Term
				Compensation
		Annual		Awards
		Compensation
				Securities
	Fiscal		Annual	Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Options	Compensation($)(2)

Maynard Jenkins	1999	639,826	812,500	108,000	305,255	(3)
Chairman, Chief Executive	1998	600,000	840,000	216,635	17,701
Officer	1997	525,000	577,500	39,940	1,014,807	(4)

James Bazlen	1999	479,662	606,250	76,500	5,072
President, Chief Operating	1998	439,423	630,000	—	6,787
Officer	1997	400,000	440,000	—	6,623,419	(5)

Dale Ward	1999	243,050	183,750	22,552	4,484
Senior Vice President —	1998	233,077	199,750	—	2,455
Store Operations	1997	197,308	90,000	38,952	29,476	(6)

Martin Fraser	1999	217,061	187,500	22,552	5,572
Executive Vice President	1998	196,154	170,000	—	4,793
	1997	161,731	82,000	19,757	338,207	(5)(7)

Don Watson	1999	198,210	150,000	22,522	6,335
Senior Vice President,	1998	188,077	161,500	—	5,625
Chief Financial Officer	1997	159,423	66,000	6,210	168,926	(5)(7)
and Treasurer

(1)	Represents amounts paid or accrued at year end with respect to the fiscal year.

(2)	Includes insurance premiums paid by the Company with respect to term life insurance covering the executives, contributions made by the company to its 401(k) retirement plan based upon executive officer contributions, and other imputed income.

(3)	Also includes the forgiveness of $300,000 principal amount of a loan extended to Mr. Jenkins in connection with his relocation upon becoming our Chief Executive Officer.

(4)	Also includes a cash bonus for future services and reimbursement for relocation costs.

(5)	Also includes payments pursuant to an equity participation agreement (which includes accrued interest) made in connection with our 1996 recapitalization.

(6)	Also includes reimbursed relocation costs and imputed rent for Mr. Ward.

(7)	Also includes reimbursement of medical expenses in excess of insurance coverage provided by the Company.

      The following table provides information with respect to stock options granted during fiscal 1999 to each of the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of Total
	Securities	Options Granted To
	Underlying	Employees in	Exercise Price
Name	Options Granted	Fiscal Year	($/Share)	Expiration Date

Maynard Jenkins	72,000	6.9	32.25	March 18, 2006
	36,000	3.5	14.00	December 21, 2006

James Bazlen	51,000	4.9	32.25	March 18, 2006
	25,500	2.5	14.00	December 21, 2006

Dale Ward	12,200	1.2	32.25	March 18, 2006
	9,150	0.9	14.00	December 21, 2006
	1,202	0.1	12.04	April 30, 2006

Martin Fraser	12,200	1.2	32.25	March 18, 2006
	9,150	0.9	14.00	December 21, 2006
	1,202	0.1	12.04	April 30, 2006

Don Watson	12,200	1.2	32.25	March 18, 2006
	9,150	0.9	14.00	December 21, 2006
	1,202	0.1	12.04	April 30, 2006

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Potential Realizable Value at
	Assumed Annual Rate of Stock
	Price Appreciation for Option Term

Name	0%	5%	10%

Maynard Jenkins	—	$945,287	$2,202,921
	—	$205,179	$478,153

James Bazlen	—	$669,578	$1,560,402
	—	$145,335	$338,692

Dale Ward	—	$160,174	$373,273
	—	$52,150	$121,531
	15,578	$27,811	$44,087

Martin Fraser	—	$160,174	$373,273
	—	$52,150	$121,531
	15,578	$27,811	$44,087

Don Watson	—	$160,174	$373,273
	—	$52,150	$121,531
	15,578	$27,811	$44,087

      The following table contains certain information regarding options to purchase shares of common stock held as of January 30, 2000 by each of the Named Executive Officers:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares	Value	Options at Fiscal Year End		at Fiscal Year End($)(1)
	Acquired on	Realized
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Maynard Jenkins	—	—	234,971	531,571	$—	$—

James Bazlen	—	—	188,048	187,789	$—	$—

Dale Ward	12,723	194,203	5,490	43,291	$—	$—

Martin Fraser	—	—	31,801	44,379	$—	$—

Don Watson	—	—	28,008	34,625	$—	$—

(1)	Values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $11.75, which was the closing price reported by the New York Stock Exchange on January 28, 2000.

Employment Agreements

      We have an employment agreement with Mr. Jenkins, pursuant to which we paid Mr. Jenkins an annual base salary of $650,000 for fiscal 1999 and a bonus of $812,500. Mr. Jenkins’ annual bonus is awarded based upon the financial performance and operating results of the Company with reference to goals established by the Compensation Committee of the Board of Directors during the first quarter of any fiscal year. The Compensation Committee has broad discretion in determining the measures upon which Mr. Jenkins’ bonus will be based, but in the past has used criteria such as net income and earnings per share. Based on Mr. Jenkins’ annual review required by his employment agreement, the Compensation Committee increased Mr. Jenkins’ annual base salary for fiscal 2000 to $725,000. Mr. Jenkins’ employment agreement does not contain a stated termination date, but rather is terminable at will by us or Mr. Jenkins. Mr. Jenkins’ employment agreement provides that if he is terminated without cause or if he terminates his employment for Good Reason (as defined in his employment agreement and which includes a change of control in the Company), he will continue to receive his base salary and performance bonus for a period of two years from his termination.

      During fiscal 1999, and until April 1, 2000, we had an employment agreement with Mr. Bazlen, pursuant to which we paid Mr. Bazlen an annual base salary of $485,000 and a bonus of $606,250 for 1999. Mr. Bazlen’s annual bonus was awarded based upon the financial performance and operating results of the Company with reference to goals established by the Compensation Committee of the Board of Directors during the first quarter of any fiscal year. On April 1, 2000, Mr. Bazlen’s employment agreement was terminated concurrently with his retirement from our day-to-day operations. No payments were made to Mr. Bazlen in connection with his retirement. Mr. Bazlen will remain with the Company in an advisory position.

  Other Payments

      In connection with Mr. Jenkins becoming our Chief Executive Officer, we extended him a loan in the amount of $550,000 used for the costs of relocating to, and purchasing a home in, the Phoenix area. On November 1, 1999, we forgave $300,000 principal amount of the loan, and on February 1, 2000 we forgave the remaining $250,000 principal amount, together with approximately $18,000 accrued and unpaid interest therein. See “Certain Relationships and Related Transactions.”

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock to the cumulative total stockholder return on shares of companies in (1) the Standard & Poor’s 500 Index, and (2) the Standard & Poor’s Midcap Retail Specialty Index. The Standard & Poor Midcap Retail Specialty consists of Abercrombie and Fitch, Barnes & Noble, Bed Bath & Beyond, Best Buy Co Inc., BJ’s Wholesale, Borders Group, Claire’s Stores, CompUSA Inc., Fastenal Co., General Nutrition Co., Heilig-Meyers Co., Officemax Inc., Payless Shoesource, Saks Inc., Tech Data Corp., and Tiffany & Co.

      The period covered is from March 12, 1998 (the first day our common stock was traded on the New York Stock Exchange) through January 30, 2000 (the last day of fiscal 1999). The graph assumes that $100 was invested on March 12, 1998 in our common stock and in each comparison index, and assumes that any dividends paid were reinvested. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

Total Cumulative Shareholder Return for Fiscal 1998-1999

[CUMULATIVE SHAREHOLDER RETURN CHART]

			S&P Midcap Retail
	CSK Auto Corporation	S&P 500	Specialty

03/12/98	100.00	100.00	100.00
05/03/98	135.65	104.92	98.77
08/02/98	123.75	104.89	96.40
11/01/98	130.30	102.83	82.84
01/31/99	168.75	119.76	109.60
05/02/99	125.00	124.96	113.97
08/01/99	126.90	124.36	121.35
10/31/99	89.40	127.56	103.39
01/30/00	58.75	127.30	103.50

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning beneficial ownership of our common stock as of April 28, 2000 (except as indicated below), by (1) each person we know to be a beneficial owner of more than 5% of the outstanding voting stock, (2) each director of the Company who could be deemed to be the beneficial owner of shares of the Company’s common stock, (3) each current Named Executive Officer who could be deemed to be the beneficial owner of shares of the Company’s common stock, and (4) all directors and executive officers of the Company as a group:

	Number	Total Voting
Name	of Shares	Power(%)

INVESTCORP S.A.(1)(2)	1,911,103	6.9

SIPCO Limited(3)	1,911,103	6.9

The Carmel Trust(1)(4)	5,641,967	20.3

Dresdner Bank AG(5)	2,036,800	7.3

Dresdner RCM Global Investors US Holdings LLC(5)	2,036,800	7.3

Dresdner RCM Global Investors LLC(5)	2,036,800	7.3

Massachusetts Financial Services Company(6)	1,391,226	5.0

T. Rowe Price Associates, Inc.(7)	1,855,800	6.7

T. Rowe Price New Horizons Fund, Inc.(7)	1,500,000	5.4

John F. Antioco(8)	4,058	*

Mamoun Askari	7,000	*

James Bazlen(9)(10)	578,194	2.1

James O. Egan	—	—

Morton Godlas(8)(11)	4,440	*

Charles K. Marquis(12)	21,000	*

Maynard Jenkins(10)(13)	527,757	1.9

Christopher J. O’Brien	17,000	*

Robert Smith(4)	—	—

Christopher J. Stadler	25,000	*

Eddie Trump(4)	—	—

Jules Trump(4)	—	—

Savio W. Tung	13,000	*

Martin Fraser(10)	59,319	*

Dale Ward(10)	29,841	*

Don Watson(10)	41,274	*

All directors and executive officers as a group (20 persons) (8-13)	1,375,702	4.9

*	Less than 1%.

(1)	The Investcorp Group, as defined in the stockholders’ agreement, owns 6,030,964 shares, or 21.7% of our outstanding common stock. The Carmel Group, as defined in the stockholders’ agreement, owns 5,901,824 shares, or 21.2% of our outstanding common stock. As the parties to the stockholders’ agreement have agreed to vote with respect to certain matters as set forth therein, all of them may be deemed to be a control group. As a result, each stockholder may be deemed to beneficially own all shares of common stock owned by all of the parties to the stockholders’ agreement. The number of shares shown as owned by the Investcorp Group does not include any shares which Maynard Jenkins has the right to acquire upon exercise of options, and the number of shares shown as owned by the Carmel Group does not include any shares which James Bazlen has the right to acquire upon exercise of options. See “Certain Relationships and Related Transactions — Stockholders’ Agreement.” Because we believe that our presentation more accurately reflects ownership of the Company’s common stock, this table does not reflect shares which may be deemed to be beneficially owned by any entity solely by virtue of the stockholders’ agreement.

(2)	Investcorp does not directly own any stock in the Company. The number of shares of common stock shown as beneficially owned by Investcorp includes all of the shares beneficially owned by Investcorp Investment Equity Limited, a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp and by Investcorp CSK Holdings L.P., a Cayman Islands Limited Partnership in which Investcorp both owns a majority economic ownership interest and is the sole general partner. Investcorp owns no stock in Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Chase Bank (C.I.) Nominees Limited, or the beneficial owners of these entities. Each of Equity CSKA Limited, Equity CSKB Limited, Equity CSKC Limited, South Bay Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is a Cayman Islands corporation. Investcorp may be deemed to share beneficial ownership of the shares of voting stock held by these entities because the entities or their stockholders or principals have entered into revocable management services or similar agreements with an affiliate of Investcorp pursuant to which each of such entities or their stockholders or principals has granted such affiliate the authority to direct the voting and disposition of the common stock owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its registered address at 37 Rue Notre Dame, Luxembourg.

(3)	SIPCO Limited may be deemed to control Investcorp through its ownership of a majority of the stock of a company that indirectly owns a majority of Investcorp.

(4)	The trustee of Carmel is Chiltern Trustees Limited. The agreement pursuant to which Carmel was established in 1977 (the “Carmel Agreement”) designates certain “protectors” who must authorize any action taken by the trustee and who have the authority to discharge the trustee and to appoint substitute trustees. These protectors are Saul Tobias Bernstein, Gerrit Van Riemsdijk and Robert Smith (who is also a director of the Company). These individuals are not otherwise associated with us or Carmel. The Carmel Agreement provides that Carmel shall continue until 21 years after the death of the last survivor of the descendants of certain persons living on the date it was established (the “Carmel Term”). Certain members of the families of Jules Trump (a director of the Company) and Eddie Trump (a director of the Company) may under limited circumstances appoint beneficiaries or themselves become beneficiaries (by appointment or at the end of the Carmel Term without appointment). If there are no such beneficiaries at the end of the Carmel Term, the assets of Carmel will be paid out to certain charitable institutions. The number of shares shown as owned by Carmel includes all of the shares owned by Transatlantic Finance, Ltd., an affiliate of Carmel. Jules Trump, Eddie Trump and Robert Smith each disclaim beneficial ownership of all shares shown as owned by Carmel.

(5)	Dresdner RCM Global Investors LLC (“DRCM”) is an investment adviser and a wholly owned subsidiary of Dresdner RCM Global Investors US Holdings LLC (“DRCM Holdings”). DRCM Holdings, a Delaware Limited Liability Company, is a wholly owned subsidiary of Dresdner Bank AG (“Dresdner”). Dresdner is an international banking organization. Of the shares of common stock shown as beneficially owned by Dresdner, DRCM Holdings and DRCM, each of Dresdner, DRCM Holdings and DRCM has sole voting power with respect to 1,573,500 of such shares, shared voting power with respect to none of such shares, sole dispositive power with respect to 1,443,600 of such shares and shared dispositive power with respect to 593,200 of such shares. The address for Dresdner is Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany. The address for DRCM and DRCM Holdings is Four Embarcadero Center, San Francisco, California 94111. The information with respect to Dresdner, DRCM Holdings and DRCM is as of December 31, 1999, and was obtained from the Schedule 13-G/A filed on behalf of such entities on February 16, 2000.

(6)	Massachusetts Financial Services Company, a Delaware corporation (“MFS”), is a registered investment advisor. Of the shares of common stock shown as beneficially owned by MFS, MFS has sole voting power with respect to 1,160,026 of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 1,391,226 of such shares. The address for MFS is 500 Boylston Street, Boston, Massachusetts 02116. The information with respect to MFS is as of December 31, 1999, and was obtained from the Schedule 13-G filed on behalf of MFS on February 8, 2000.

(7)	T. Rowe Price Associates, Inc., a Maryland corporation (“TRPA”), is a registered investment advisor. TRPA sponsors, and serves as investment advisor for, T. Rowe Price New Horizons Fund, Inc., a Maryland corporation (“Horizons”). Of the shares of common stock shown as beneficially owned by TRPA, TRPA has sole voting power with respect to 275,200 of such shares, shared voting power with respect to none of such shares and sole dispositive power with respect to 1,855,800 of such shares. Of the shares of common stock shown as beneficially owned by Horizons, Horizons has sole voting power with respect to 1,500,000 of such shares and shared voting power, sole dispositive power and shared dispositive power with respect to none of such shares. The address for TRPA and Horizons is 100 E. Pratt Street, Baltimore, Maryland 21202. The information with respect to TRPA and Horizons is as of December 31, 1999, and was obtained from the Schedule 13-G filed on behalf of such entities on February 4, 2000.

(8)	Includes the following shares of our common stock which the following individuals have the right to acquire upon the vesting of restricted stock granted pursuant to our Directors Stock Plan: Mr. Antioco (426); and Mr. Godlas (341).

(9)	Includes 259,857 shares of common stock held by a revocable family trust and 2000 shares of common stock owned by Mr. Bazlen’s children.

(10)	Includes the following shares of our common stock which the following individuals have the right to acquire upon exercise of options: Maynard Jenkins (518,157); James Bazlen (316,337); Martin Fraser (38,063); Dale Ward (19,101); Don Watson (32,300) and other executive officers (26,530).

(11)	Includes 2,999 shares of common stock held by a revocable family trust; excludes 200 shares of common stock held by Mr. Godlas’ son-in-law, of which Mr. Godlas disclaims beneficial ownership.

(12)	Includes 1,000 shares of our common stock held in trusts of which Mr. Marquis is trustee for the benefit of his adult children.

(13)	Includes 2,500 shares of common stock held by a revocable family trust.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

      The Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for fiscal 2000. The stockholders are requested to ratify this appointment. The appointment of PwC as our independent auditor will be deemed to be ratified upon approval by a majority of the issued and outstanding shares of the Company entitled to vote at the Annual Meeting.

      PwC has been our independent auditor since December 1996, and no relationship exists other than the relationship between independent public accountant and client.

      If the appointment of PwC as independent auditor for fiscal 2000 is not ratified by the stockholders, the Board of Directors will consider other auditors for our next fiscal year. However, because of the difficulty in making any substitution of auditor for the current year, the appointment of PwC for fiscal 2000 will stand, unless the Board of Directors finds other reason for making a change.

      A representative of PwC will be available at the Annual Meeting to respond to appropriate questions from stockholders.

      The affirmative vote of the holders of a majority of shares of common stock issued and outstanding is required to ratify the appointment of PwC as our independent auditor.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR FOR FISCAL 2000, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

PROPOSAL 3

APPROVAL OF

THE CSK AUTO CORPORATION
2000 EXECUTIVE INCENTIVE PROGRAM

2000 Executive Incentive Program

      On April 10, 2000, the Compensation Committee of the Board of Directors adopted, subject to the approval of our stockholders, the terms for an annual incentive bonus to be paid to Maynard Jenkins pursuant to the terms of his employment agreement (the “Incentive Program”). The Incentive Program will become effective only upon approval by a majority of the outstanding shares of the Company entitled to vote at the Annual Meeting.

  Purpose

      Pursuant to the terms of his employment agreement, Mr. Jenkins is entitled to an annual cash incentive bonus in an amount equal to a percentage of his annual base salary determined with reference to financial targets established by the Compensation Committee. In order to qualify this annual cash incentive bonus for favorable tax treatment under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Board of Directors has established the Incentive Program and is submitting it to our stockholders for their approval.

  Eligibility

      Only Mr. Jenkins is eligible for participation in the Incentive Program.

  Terms

      Under the Incentive Program, the Compensation Committee may grant a cash incentive bonus to Mr. Jenkins if the performance goals established by the Committee for fiscal 2000 are achieved. The bonuses to be paid to Mr. Jenkins for fiscal 2000 will be based on the net income or earnings per share of the Company, or a combination thereof.

      In fiscal 2000, Mr. Jenkins may not be awarded an annual incentive bonus under the Incentive Program in excess of $1,015,000. This maximum amount is a limitation and does not represent a target.

      The Committee may adjust this cash incentive bonus for individual performance on the basis of such quantitative and qualitative performance measure and evaluations as it deems appropriate; provided, however, that to the extent required by the requirements applicable to performance-based compensation, no bonus may be increased in excess of the limitation set forth above.

Federal Income Tax Consequences

      Section 162(m) of the Code generally disallows a federal income tax deduction to public companies to the extent that compensation paid to the company’s chief executive officer and each of the company’s four other most highly compensated officers in any single fiscal year exceeds $1 million. Certain compensation, including “performance-based” compensation meeting the requirements of Section 162(m), is excluded from the determination as to whether the $1 million threshold has been reached with respect to a particular employee. For compensation to constitute “performance-based” compensation, such compensation must be conditioned upon the attainment of one or more “performance goals.” To satisfy the requirements that apply to performance-based compensation, the material terms of the “performance goals” that are set forth above must be approved by the Company’s stockholders, and approval of the Incentive Program will also constitute approval of the foregoing terms.

      Assuming that our stockholders approve the Incentive Program, incentive payments made under the Program will qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m).

      The affirmative vote of the holders of a majority of shares of common stock issued and outstanding is required to adopt the CSK Auto Corporation 2000 Executive Incentive Program.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF 2000 EXECUTIVE INCENTIVE PROGRAM FOR CERTAIN EMPLOYEES, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY CARD.

OTHER MATTERS

Stockholder Proposals

      Our By-Laws and Securities and Exchange Commission regulations permit stockholders to submit proposals for consideration at annual meetings of stockholders. Any such proposals for the Annual Meeting must have been received by March 10, 2000 in order to be deemed timely raised for action at the Annual Meeting. The advance notice provisions of the Company’s By-Laws require that any proposal or nomination for the Company’s Annual Meeting to be held in 2001 must be submitted in writing to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of this year’s Annual Meeting. In order for any proposal to be included in proxy materials relating to the Company’s Annual Meeting to be held in 2001, such proposals must be submitted to the Company on or before January 10, 2001, and must comply with our By-Laws and with applicable regulations of the Securities and Exchange Commission. Proposals should be sent to our principal executive office at 645 East Missouri Avenue, Phoenix, Arizona 85012, Attn.: Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these filings. Based solely on our review of the copies of such forms that we received, we believe that Mr. Godlas filed two Forms 4 non-timely to report two transactions; Charles J. Philippin, who resigned from our Board of Directors in April 2000, filed two Forms 4 non-timely to report two transactions; Mr. Tung filed one Form 4 non-timely to report two transactions.

      Please promptly complete, date, sign and mail the accompanying proxy card in the postage-paid envelope enclosed for your convenience or telephone us at the number indicated on the enclosed proxy materials. Giving us your proxy by either of these methods will not prevent you from attending the Annual Meeting and voting in person.

Phoenix, Arizona

May 10, 2000

Matters to be Considered at the Annual Meeting	1

Voting and Attendance	1

Expenses of Solicitation	2

PROPOSAL 1 — ELECTION OF DIRECTORS	3

Nominees for Director	3

Board Meetings and Committees	5

Compensation of Directors	5

Compensation Committee Interlocks and Insider Participation	6

Certain Relationships and Related Transactions	6

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	10

Compensation Policies	10

CEO and President Compensation	11

EXECUTIVE OFFICERS	12

Executive Compensation	13

STOCK PERFORMANCE GRAPH	16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITOR	20

PROPOSAL 3 — APPROVAL OF THE CSK AUTO CORPORATION 2000 EXECUTIVE INCENTIVE PROGRAM	21

2000 Executive Incentive Program	21

Federal Income Tax Consequences	21

OTHER MATTERS	23

Stockholder Proposals	23

Section 16(a) Beneficial Ownership Reporting Compliance	23

PROXY CARD

[CSK AUTO LOGO]

Proxy Solicited by the Board of Directors for
Annual Meeting of Stockholders
to be held on Tuesday, June 20, 2000
at 9:00 A.M. Mountain Standard (Phoenix Local) Time
The Ritz Carlton Hotel
2401 East Camelback Road
Phoenix, Arizona

The undersigned hereby appoints Lon Novatt and Kevin Groman, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in CSK Auto Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Ritz Carlton Hotel, Phoenix, Arizona on Tuesday, June 20, 2000 at 9:00 a.m. Mountain Standard (Phoenix local) Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

(continued and to be signed on the other side)

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 3.

— DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE —

YOUR VOTE IS IMPORTANT!
You can give your proxy in one of two ways:

1.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

OR

2.	CALL TOLL FREE 1-800-840-1208 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

If you plan to attend the Annual Meeting in person, please remember to send your written request for an admission ticket to:

CSK Auto Corporation 645 East Missouri Avenue Phoenix, AZ 85012 Attn: Lon Novatt, Secretary

Please mark
your votes as
indicated in
this example. [X]

The Board of Directors recommends a vote
FOR each of the following proposals:

FOR all nominees
	FOR	listed below(except
	all nominees	as marked to the
	listed below	contrary below)	WITHHELD
1. Election of Directors	[ ]	[ ]	[ ]

01 Maynard Jenkins	08 Mamoun Askari

02 James Bazlen	09 Robert Smith

03 John F. Antioco	10 Christopher J. Stadler

04 James O. Egan	11 Jules Trump

05 Morton Godlas	12 Eddie Trump

06 Charles K. Marquis	13 Savio W. Tung

07 Christopher J. O’Brien

Instruction: To withhold authority to vote for any individual nominee, print that nominee’s name in the space provided below.

________________________________________________

	FOR	AGAINST	ABSTAIN

2. Ratify appointment of independent auditor	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN

3. Approval of adoption of 2000 Executive Incentive Program	[ ]	[ ]	[ ]

Even if you are planning to attend the Annual Meeting in person, you are urged to sign and mail this Proxy Card in the return envelope so that your stock may be represented at the meeting.

Signature_____________________________________Title_____________________Date_________________

Signature_____________________________________Title_____________________Date_________________

Sign exactly as your name(s) appears on your stock certificates. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both of all such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by an authorized officer. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the Proxy Card.

— DETACH HERE AND MAIL IN THE ENCLOSED ENVELOPE —

YOUR VOTE IS IMPORTANT!
You can give your proxy in one of two ways:

1.	Mark, sign and date your Proxy Card and return it promptly in the enclosed envelope.

OR

2.	CALL TOLL FREE 1-800-840-1208 on a touch-tone telephone and follow the instructions below. There is NO CHARGE to you for this call.

VOTE BY TELEPHONE
QUICK * * * EASY * * * IMMEDIATE
**IF YOU WISH TO VOTE YOUR SHARES BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS BELOW**

YOUR TELEPHONE INSTRUCTION WILL AUTHORIZE THE NAMED PROXIES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD

VOTE BY PHONE: FOR U.S STOCKHOLDERS ONLY, CALL TOLL-FREE ON A TOUCH-TONE
                  TELEPHONE 1-800-840-1208 ANYTIME. THERE IS NO CHARGE TO YOU FOR THIS CALL.

•	You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

•	After entering your Control Number you will hear these instructions:

OPTION #1:

      To vote as the Board of Directors recommends on ALL proposals; press 1

      WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2:

      If you choose to vote on each proposal separately, press 2. You will hear these instructions:

PROPOSAL 1:

      To vote FOR ALL nominees, press 1: to WITHHOLD FOR ALL nominees, press 2.

      To WITHHOLD FOR AN INDIVIDUAL nominee, press 3 and listen to the instructions.

PROPOSALS 2 and 3:

      To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

      WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

If you vote by telephone there is no need for you to mail in your Proxy Card.

THANK YOU FOR VOTING.